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                                                                    Exhibit 99.1


Contact:          Steven Koehler
                  Chief Financial Officer
                  The Medicines Company
                  (973) 656-1616 (ph)
                  (973) 656-9898 (fx)




FOR IMMEDIATE RELEASE
---------------------


                    THE MEDICINES COMPANY ANNOUNCES OFFERING


PARSIPPANY, NJ, June 20, 2002- The Medicines Company (NASDQ: MDCO) announced today a public offering of 4 million shares of its common stock at $8.20 per share.

The Medicines Company expects to use the net proceeds of the sale of the common stock to fund working capital and other general corporate purposes, including additional clinical trials of ANGIOMAX(R) and clevidipine and other product development activities, further commercialization activities of ANGIOMAX for use in patients undergoing angioplasty, and the acquisition of additional product candidates and approved products. Bear, Stearns & Co. Inc. underwrote the offering.

     Copies of the prospectus relating to the offering may be obtained from Bear, Stearns & Co. Inc.

The shelf registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.